UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
_____________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported)	August 29, 2011

Intellicell Biosciences, Inc.
(Exact Name of Registrant as Specified in Charter)

Nevada	333-49388	91-1966948
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

30 East 76th Street, 6th Floor, New York, New York	10021
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:	(212) 249-3050

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On August 29, 2011, Intellicell Biosciences, Inc. (the “Company”) entered into an exclusive lab services agreement (the “Agreement”) with The PAWS Pet Company, Inc. (“PAWS”) pursuant to which the Company has granted PAWS the exclusive right and license to the Company’s stromal vascular fraction technology (the “Technology”) so PAWS can utilize the Technology to provide tissue processing services for domesticated animals.  The Agreement shall have an initial term ending on August 26, 2015, and shall continue on successive one-year terms thereafter unless terminated by either party (the “Term”).   The Company may terminate the Agreement if, among other things, PAWS is unable to generate at least $250,000 in fees payable to the Company after the first twenty-four (24) months of the Agreement and with any subsequent twelve (12) month period during the Term.

In consideration for the grant of the exclusive license, PAWS issued to the Company three million (3,000,000) shares of its common stock on the date of the Agreement (the “Shares”), of which two hundred fifty thousand (250,000) shares vested on the date of the Agreement and the remaining portion of such shares will vest in two hundred fifty thousand (250,000) increments over the next twenty-four (24) months, subject to certain performance and claw back provisions.  If PAWS undergoes a Change of Control (as defined in the Agreement) all of the Shares shall vest immediately prior to such Change of Control (as defined in the Agreement). In addition,   In addition, PAWS agreed to issue the Company an additional five hundred thousand (500,000) shares of its common stock for every $500,000 of cumulative sales over $3,000,000 derived by PAWS during the first three (3) years of the Term, subject to a maximum of an additional three million (3,000,000) shares of common stock to be issued thereunder.  Finally, if PAWS receives gross cash proceeds from an equity and/or debt financing transaction from a non-affiliated party after the date of the Agreement (a “Triggering Event”), PAWS shall pay the Company a license fee equal to $1,000,000 payable in installments according to the following schedule: a) within thirty (30) days following the Trigger Event, PAWS shall pay to the Company 20% of such net cash proceeds up to a maximum of $250,000.00 and (b) within thirty (30) days following each calendar quarter after the Trigger Event, PAWS shall pay to the Company 20% of the net revenues received by PAWS from the tissue processing cases in such immediately preceding quarter; provided that the total amount of payments shall in no event exceed $1,000,000. The license fee payable under the Agreement is payable within 24 months from the Triggering Event.

The foregoing information is a summary of the agreement involved in the transactions described above, is not complete, and is qualified in its entirety by reference to the full text of such agreement, a copy of which is attached as an exhibit to this Current Report on Form 8-K.  Readers should review such agreement for a complete understanding of the terms and conditions associated with this transaction.

Item 9.01	Financial Statements and Exhibits.

(d)            Exhibits

The exhibits listed in the following Exhibit Index are filed as part of this report.

10.1	Lab Services License Agreement, dated August 29, 2011 by and between Intellicell Biosciences, Inc. and The PAWS Pet Company, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTELLICELL BIOSCIENCES, INC.

Date: September 2, 2011	By:	/s/ Dr. Steven Victor
Dr. Steven Victor
Chief Executive Officer